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                                                                    EXHIBIT 4.15


                                SECOND AMENDMENT
                                       TO
          REGULATION D COMMON STOCK EQUITY LINE SUBSCRIPTION AGREEMENT

        THIS SECOND AMENDMENT TO REGULATION D COMMON STOCK EQUITY LINE SUBSCRIPTION AGREEMENT (this "Second Amendment") is entered into as of September 16, 1998, by and among Techniclone Corporation, a corporation duly incorporated and existing under the laws of the State of Delaware (the "Company"), The Tail Wind Fund, Ltd. and Resonance Limited (hereinafter referred to, individually, as a "Subscriber" and, collectively, as the "Subscribers").

                                    RECITALS:

        WHEREAS, pursuant to the Company's offering ("Offering") of up to Twenty Million Dollars ($20,000,000), excluding Warrants, of Common Stock of the Company pursuant to that certain Regulation D Common Stock Equity Line Subscription Agreement, dated June 16, 1998 between the Company and the Subscribers, as amended by that certain Amendment to Regulation D Common Stock Equity Line Subscription Agreement dated as of June 19, 1998 (as so amended, (the "Subscription Agreement"), the Company has agreed to sell and the Subscribers have agreed to purchase, from time to time, as provided in the Subscription Agreement, shares of the Company's Common Stock (the "Equity Line Shares") for a maximum aggregate offering amount of Twenty Million Dollars ($20,000,000) and the Company has agreed to issue to the Subscribers, from time to time, warrants to purchase a number of shares of Common Stock, exercisable through December 31, 2004 (the "Subscriber Warrants"); and

        WHEREAS, the Subscribers have agreed to certain concessions in connection with the registration under the Securities Act of 1933, as amended, of the Equity Line Shares and the shares underlying the Subscriber Warrants and, in consideration thereof, the Company has agreed to amend certain terms of the Subscription Agreement as set forth herein.

                                     TERMS:

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Second Amendment and in the Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1. Amendment of Section 2.3.1. The Company and the Subscribers hereby agree and amend Section 2.3.1 of the Subscription Agreement by deleting subsection (d) thereof in its entirety and inserting in its place the following new subsection (d):

                '(d) The "Call Share Price" shall equal (i) eighty-two and one-half percent (82.5%) of the Market Price on the Call Date or (ii) if eighty-two and one-half percent of the Market Price on the Call Date results in a discount of less than twenty cents ($0.20) per share from such Market Price, such Market Price minus twenty cents ($0.20).'



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        2. Amendment of Section 2.3.3. The Company and the Subscribers hereby agree and amend Section 2.3.3 of the Subscription Agreement by deleting the phrase "provided, however, if the Company does not deliver the certificate or certificates representing the Call Shares on or before the Company Due Date, then the Call Share Price for such Call for Proceeds shall be reset to equal eighty five percent (85%) of the lower of the (i) the Market Price on the Call Date, or (ii) the lowest Closing Bid Price on any Trading Day from the Call Date until the date immediately preceding the date that the Company delivers the certificate or certificates representing all of the Call Shares to the Escrow Agent, including any additional shares required to be issued based upon such reset of the Call Share Price, if applicable;" set forth therein and inserting in its place the following phrase "provided, however, if the Company does not deliver the certificate or certificates representing the Call Shares on or before the Company Due Date, then the Call Share Price for such Call for Proceeds shall be reset to equal the lower of (A) eighty-two and one-half percent (82.5%) of the lower of the (i) the Market Price on the Call Date, or
(ii) the lowest Closing Bid Price on any Trading Day from the Call Date until the date immediately preceding the date that the Company delivers the certificate or certificates representing all of the Call Shares to the Escrow Agent, including any additional shares required to be issued based upon such reset of the Call Share Price, if applicable, or (B) the lower of (i) the Market Price on the Call Date, or (ii) the lowest Closing Bid Price on any Trading Day from the Call Date until the date immediately preceding the date that the Company delivers the certificate or certificates representing all of the Call Shares to the Escrow Agent, including any additional shares required to be issued based upon such reset of the Call Share Price, if applicable, minus twenty cents ($0.20);"


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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 16th day of September, 1998.

                                            TECHNICLONE CORPORATION


                                            By: /s/ Elizabeth Gorbett-Frost
                                                --------------------------------
                                                    Elizabeth Gorbett-Frost, CFO

                             Address:       Techniclone Corporation
                                            14282 Franklin Avenue
                                            Tustin, CA 92780
                                            Telephone No. (714) 508-6000
                                            Facsimile No. (714) 838-4094

                                            THE TAIL WIND FUND, LTD.


                                            By:    /s/ Jason McCarroll
                                                   /s/ Mizpah A. Albury
                                                --------------------------------
                                            Name:  BRIGHTON HOLDINGS LIMITED
                                            Title: AS SOLE DIRECTOR

                             Address:       The Tail Wind Fund, Ltd.
                                            Windermere House
                                            404 East Bay Street
                                            P.O. Box SS-5539
                                            Nassau, Bahamas
                                            Telephone No. (011) 44-171-468-7660
                                            Facsimile No. (011) 44-171-468-7657

                                            RESONANCE LIMITED


                                            By:    /s/ M. Mandel
                                                --------------------------------
                                            Name:  M. Mandel
                                            Title: Pres.

                             Address:       Resonance Limited
                                            c/o Isac Securities
                                            310 Madison Avenue, Suite 503
                                            New York, NY 10017
                                            Telephone No. (212) 692-9577
                                            Facsimile No. (212) 692-9598